As filed with the Securities and Exchange Commission on October 3, 2022

Registration No. 333-232365

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-8 REGISTRATION STATEMENT (No. 333-232365)

UNDER

THE SECURITIES ACT OF 1933

Change Healthcare Inc.

(Exact Name of Registrant as Specified in its Charter)

Delaware	83-2152098
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

424 Church Street, Suite 1400

Nashville, TN 37219

(615) 932-3000

(Address, including zip code, and telephone, including area code, of registrant’s principal executive offices)

Change Healthcare Inc. 2019 Omnibus Incentive Plan

Change Healthcare Inc. 2019 Employee Stock Purchase Plan

Amended and Restated HCIT Holdings, Inc. 2009 Equity Incentive Plan

(Full Title of the Plans)

Neil E. de Crescenzo

President and Chief Executive Officer

Change Healthcare Inc.

424 Church Street, Suite 1400

Nashville, TN 37219

Telephone: (615) 932-3000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Joshua Ford Bonnie

William R. Golden III

Simpson Thacher & Bartlett LLP

900 G Street, N.W.

Washington, D.C. 20001

(202) 636-5500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to Registration Statement No. 333-232365 on Form S-8 (the “Registration Statement”) filed by Change Healthcare Inc., a Delaware corporation (the “Company”), on June 26, 2019. The Registration Statement registered: (i) 25,000,000 shares of the Company’s Common Stock, par value $0.001 per share (the “Common Stock”), issuable under the Change Healthcare Inc. 2019 Omnibus Incentive Plan; (ii) 15,000,000 shares of Common Stock issuable under the Company’s 2019 Employee Stock Purchase Plan; and (iii) 17,868,004 shares of Common Stock issuable upon exercise of outstanding equity awards previously granted under the Amended and Restated HCIT Holdings, Inc. 2009 Equity Incentive Plan.

On October 3, 2022, the Company completed its previously announced merger (the “Merger”) with UnitedHealth Group Incorporated (“Parent”) and Cambridge Merger Sub Inc., a wholly owned subsidiary of Parent (“Merger Sub”), pursuant to the terms of that certain Agreement and Plan of Merger, dated as of January 5, 2021. Merger Sub merged with and into the Company, with the Company surviving the Merger, and, as a result of the Merger, the Company has become a wholly-owned subsidiary of Parent.

As a result of the Merger, the offerings contemplated by the Registration Statement have been terminated as of the date hereof. Accordingly, and in accordance with the undertakings made by the Company in the Registration Statement, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement pursuant to Rule 478 under the Securities Act of 1933, as amended, solely to deregister any and all securities previously registered under the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

Signatures

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to the Registrations Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on October 3, 2022.

Change Healthcare Inc.

By:	/s/ Neil de Crescenzo
Name:	Neil de Crescenzo
Title:	Chief Executive Officer of Change Healthcare Inc.

Note: No other person is required to sign this post-effective amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.